CHANGE IN CONTROL LETTER AGREEMENT

THIS CHANGE IN CONTROL LETTER AGREEMENT ("Agreement")  is entered into  as of the 27th day of December, 2022 by and between  World Wrestling Entertainment,  Inc. ("Employer" or "WWE")  and Suzette Ramirez-Carr ("Employee") with reference to the  following facts:

A.Employee provides or will provide services to Employer as its EVP, Chief Human Resources Officer; and

B.In recognition of Employee's ongoing services to WWE and the value that Employee's services bring, Employer  desires to provide Employee severance  benefits on the  terms and conditions set forth below.

NOW THEREFORE, in consideration of the foregoing  premises and for other  good  and valuable  consideration, Employer  and Employee agree as follows:

I.SEVERANCE BENEFITS.

In the event of a "Qualifying  Termination" as defined in Section II,  Employee shall be entitled to the severance benefits described below upon execution of a standard separation agreement, which  shall contain,  among other provisions,  a full release and waiver of claims  or potential claims  against WWE as therein defined,  a  confidentiality and non- disparagement provision and re-affirmation of all other post-employment obligations by Employee,  in the form provided by WWE, which separation agreement must be executed and irrevocable by the deadlines set by then  applicable  laws, but no later than the sixtieth  (60th) day following the effective termination of employment,  whichever is less. Any payments or benefits  otherwise payable during such  period will accrue and be paid,  without interest,  on the first payroll date following such  sixty (60)  day period. Any payments pursuant to this  Section I  shall be  reduced by applicable federal and state tax withholding and any other deductions authorized by Employee.

A.Lump Sum Severance Payment. Employee shall be entitled to lump sum cash severance payment in an amount equal to (i) twelve (12) months  of pay at Employee's annual base salary then in effect  and (ii) one (1) times employee's target annual bonus opportunity for the year in  which the Qualifying Termination occurs, with such aggregate amount payable on the sixtieth  (60th) calendar day following the Qualifying Termination.

B.Pro Rata Annual Incentive Bonus. Employee shall be entitled to an annual incentive bonus payment for the year in which the Qualifying Termination occurs with the amount of such bonus, if any, based on  actual performance, prorated for  the portion of the calendar year that has lapsed  prior  to such  Qualifying  Termination and payable in accordance with WWE's standard practices regarding annual bonus payments.

C.WWE Equity. Employee shall be entitled to acceleration and 100% vesting of all then-outstanding equity awards granted pursuant to WWE's 2016 Omnibus

Incentive Plan and any other similar stock award plan adopted by WWE,  including without limitation, all special  grants previously made to Employee, and for any performance awards that have not previously vested, (x) any payout in respect of performance criteria  that have not yet been attained as of the date of the Qualifying Termination for any incomplete award period shall be determined based on l 00% of target-level  achievement and (y) any payout in respect of performance criteria that have been attained as of the date of the Qualifying Termination.for any incomplete award period shall be determined based on actual performance as of the date of such Qualifying Termination in accordance with the terms and conditions of the applicable award agreement for such performance award.

D.Group Medical Insurance. Subject to Employee's timely election in accordance with the Consolidated Omnibus Reconciliation Act, as amended ("COBRA") and continued eligibility, continued coverage for twelve (12) months  following the Qualifying Termination (or until Employee becomes eligible  for comparable coverage under the medical health plans of a successor employer, if earlier) (the "CIC COBRA Benefit Period") for employee and any eligible dependents under WWE's group health insurance coverage in which Employee and any such dependents participated in immediately prior to the date of the Qualifying Termination, to the extent permitted thereunder and subject to any active-employee cost-sharing or similar provisions in effect for Employee thereunder as of immediately prior to the  date of Employee's termination of employment; provided that such coverage shall not be provided in the event WWE would be subject to any excise tax under Section 4980D of the Internal Revenue Code or other  penalty or liability pursuant to the provisions of the Patient Protection and Affordable Care Act of 2010 (as amended from time to time) or to the extent not permitted by other applicable law, and in lieu of providing the coverage described above,  WWE shall instead pay to Employee a monthly cash payment in an amount equal to the  portion of the  monthly COBRA premiums WWE would have paid during the CIC COBRA Benefit Period,  after taking into account any active employee cost-sharing or similar provisions in effect for Employee, with such  monthly payment being made on the last day of each month of the remainder of the CIC COBRA Benefit Period.

E.Other Plans. Except as expressly  provided to the contrary in Section I,  upon any termination of  employment,  including  without limitation a  Qualifying Termination,  Employee's right to participate in any retirement or benefit plans and perquisites shall cease as of the date of termination.

In addition to the severance benefits described above,  Employer shall  pay  Employee the full amount of any earned but unpaid salary through the date of the Qualifying  Termination,  plus any  benefits to which Employee may be entitled under any applicable plans or programs of WWE as of the termination date.

II.DEFINITIONS.

The following capitalized terms shall have the meanings specified below:

A."Cause" for purposes of this Agreement shall have the meaning set forth in the then-applicable WWE Severance Policy (a copy of which may be requested by Employee).

B."Change in Control" for purposes of this Agreement shall mean the occurrence of any of the following; provided, however,  that a "Change in Control" shall mean any "Change in Control" or similar definition contained in Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") in any instance in which amounts are paid under a compensation agreement as a  result of a  Change in Control  and such amounts are treated as deferred compensation under Code Section 409A: (A) the acquisition in one or more transactions,  other than from WWE, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder ("Exchange Act")), other than WWE,  a WWE subsidiary or any employee benefit plan (or related trust) sponsored or maintained by WWE or a WWE subsidiary,  of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of WWE securities aggregating 30% or more of the vote of all voting securities; (B) any change in the composition of the Board of Directors of WWE (the "Board") within a 24-month period that results in more than fifty percent (50%) of the independent members of the Board consisting of persons other than (x) those persons who were independent members of the Board at the beginning of such 24-month period and/or (y) persons who were nominated for election as independent members of the Board at a  time when more than fifty percent (50%) of the Board consisted of persons who were independent members of the Board at the beginning of such 24-month period; provided, however,  that any person nominated for election by the Board,  more than fifty percent (50%) of whom consisted of persons described in clauses (x) and (y), shall, for this purpose, be deemed to have been nominated by a  Board composed of persons described in (x); (C) the consummation (i.e. closing) of a reorganization, merger or consolidation involving WWE, unless,  following such reorganization, merger or consolidation, all or substantially all of the individuals and entities who were the beneficial owners of WWE's common stock immediately prior to such reorganization, merger or consolidation, following such reorganization, merger or consolidation,  beneficially own, directly or indirectly,  more than seventy percent (70%) of both the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities of the entity resulting from such reorganization,  merger or consolidation in substantially the same proportion as their ownership of WWE's common stock and outstanding voting securities immediately prior to such reorganization, merger or consolidation; (D) the consummation (i.e. closing) of a sale or other disposition of all or substantially  all of the assets of WWE,  unless,  following such sale or disposition, all or substantially all of the individuals and entities who were the beneficial owners of WWE's  common stock immediately prior to such sale,  beneficially own, directly or  indirectly,  more than sixty percent (60%) of both the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities of the entity purchasing such assets in substantially the same proportion as their ownership of WWE's common stock and outstanding voting securities immediately prior to such sale or disposition; (E) the consummation of any transaction described in (A) or (C) above, following which  Vincent K. McMahon and his  family (as defined in Section 267(c)(4) of the Internal Revenue Code) retain beneficial ownership of voting securities  of, as applicable, WWE, its successor or the ultimate  parent corporation or other entity of the chain of corporations or other entities,  which includes  WWE or its  successor, representing  voting power that is less than that of any other individual, entity or group; or (F) a complete liquidation or dissolution of WWE.

C."Good Reason"  for purposes of this Agreement shall mean,  without Employee's prior written consent: (A) a  material reduction in annual base salary and/or target annual incentive compensation; (B) a material,  adverse change of title,  authority,  duties or responsibilities; (C) a  material, adverse change in the  reporting structure applicable to Employee; (D) a  material breach by  WWE or the successor of the terms and conditions of any employment or other compensation agreement with Employee; or (E) the failure  to obtain an agreement from any successor to assume  and agree to perform all equity and other compensatory agreements in the same manner and to the same extent as would be the case if  no change had occurred (unless such assumption occurs by operation of law). Notwithstanding  the foregoing, in the event Employee asserts  that one of the foregoing reasons  exists for potential termination of employment,  Employee shall first provide WWE written notice specifying  the nature of the  reason  and WWE will have at least thirty (30) days to cure or remedy  the situation.  If Employee has  not terminated employment within ninety (90) days  after the occurrence of such Good Reason situation or event that has not been cured or remedied by WWE, Employee will be deemed to have waived the  right to terminate on the  basis of Good Reason with respect to the situation or event giving rise to Good Reason.

D."Qualifying Termination" for purposes of this Agreement shall mean the occurrence of either of the  following events during  the term of Employee's employment on the date of or within the two (2) year period following a Change in Control: (i) a termination of Employee's employment by Employer other than for  "Cause"; or (ii)  Employee's termination of employment with Employer for "Good Reason".

III.MISCELLANEOUS.

A.Governing Law. The validity, interpretation,  construction and performance of this Agreement shall be governed by the laws of the  State of Connecticut applicable to contracts entered into and performed in such State.

B.Jurisdiction and Venue.

(i)Employee irrevocably and unconditionally submits, for Employee and Employee's property,  to the  exclusive jurisdiction of the U.S. District Court for the  District of Connecticut and the  State Courts  of Connecticut for any action or proceeding arising out of or relating to this  Agreement.

(ii)Employee and WWE agree that the mailing by certified or registered mail, return receipt requested to both: (A) the other party; and (B) counsel  for the other party, of any notice required under this Agreement, or of any process required by any such court,  shall constitute valid and lawful notice or service of process against them,  as applicable, without the necessity for service by any other  means provided by law. Notwithstanding the foregoing,  if and to the extent a court holds such means to be unenforceable, each of the parties' respective counsel shall be deemed to have been designated agent for service of process on behalf of its respective client, and any service upon such respective counsel effected in a manner that is permitted by applicable law shall constitute valid and lawful service of process against the applicable  party.

C.Successors. This Agreement shall be binding upon and inure to the  benefit of Employee (and Employee's personal representatives and heirs), Employer, or any affiliated parent or subsidiary entities, and any organization that succeeds  to substantially all of the business or assets of the foregoing, or any portion thereof.

D.Other Agreements. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and any prior agreement,  arrangement or understanding between Employer and Employee, relating to or in connection with the  possible payment of severance to Employee upon a termination of employment that would be deemed a Qualifying Termination,  is hereby terminated and superseded in its entirety by this Agreement.

The severance payable under this Agreement for a Qualifying Termination shall  be in lieu of the severance payable under any other plan,  agreement or arrangement.

E.Amendments, Waivers, Etc. No provision of this Agreement may be modified,  waived or discharged unless  such waiver, modification or discharge is agreed to in writing.

F.Counterparts. This Agreement  may be executed in several counterparts,  each of which shall  be deemed to be an original but all of which together will constitute one and the same instrument.

G.Headings. The headings contained in this Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this  Agreement.

H.Section 409A. The intent of the parties  is that payments and benefits  under this Agreement comply with or be exempt from Code Section 409A and,  accordingly, to the maximum extent permitted this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever shall WWE be liable for any additional tax, interest or  penalty that may be imposed on Employee by Code Section 409A or damages for failing to comply with Code Section 409A. A  termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of non-qualified,  deferred compensation subject to Code Section 409A upon or following a termination of employment unless such termination is also a  "separation from service" (as that term is defined in Treasury Regulation Section l.409A-l(h)) from WWE and from all other corporations and trades or businesses, if any, that would be treated as a single "service recipient" with WWE under Treasury Regulation Section 1.409A-l(h)(3),  and,  for purposes of any such provision of this Agreement,  references to a "termination," "termination of employment" or like terms shall mean "separation from service."  Notwithstanding any other payment schedule  provided herein to the contrary,  if Employee is identified on the date of Employee's separation from service as a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B)(i), then the following shall apply: (i) with regard to any payment that is considered non-qualified,  deferred compensation subject to Code Section 409A, as determined by WWE in its sole  discretion, and payable on account of a separation from service,  such payment shall be made on the date that is the earlier of: (A) the expiration of the six (6) month period measured from the date pf Employee's  separation from service; and (B) the date of Employee's  death (the "Delay Period")  to the extent required under Code Section 409A.  Upon  the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments  in the absence of such delay) shall be paid to Employee in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the n01mal payment dates specified for them herein. For purposes of Code Section 409A,  Employee's  right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. To the extent that any benefits or reimbursements pursuant to this Agreement are taxable to Employee,  any reimbursement payment due to Employee shall be paid to Employee on or before the last day of the Employee's taxable year following  the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Employee receives in one taxable year shall not affect the amount of such benefits or reimbursements that Employee receives in any other taxable year.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

“Employer”
WORLD WRESTLING ENTERTAINMENT, INC.

By:	/s/ STEPHANIE MCMAHON
Name: Stephanie McMahon
Title: Chairwoman and Co-CEO

“Employee”

By:	/s/ SUZETTE RAMIREZ-CARR
Name: Suzette Ramirez-Carr
Title: EVP, Chief Human Resources Officer